POLONIA BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2014

Huntingdon Valley, Pennsylvania — May 1, 2014. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), reported a net loss of $30,000 for the quarter ended March 31, 2014 versus a net loss of $66,000 for the quarter ended March 31, 2013.

Net interest income increased $67,000 for the quarter ended March 31, 2014 as compared to the same period in the prior year. The increase in net interest income was due primarily to an increase in the average balance of loans.

Provision for loan losses decreased $74,000 to $15,000 for the quarter ended March 31, 2014 as compared to the same period in the prior year. At March 31, 2014, nonperforming loans totaled $2.4 million compared to $2.9 million at December 31, 2013. A decrease in nonperforming one-to-four family loans of $827,000, partially offset by an increase in nonperforming multi-family and commercial real estate loans of $403,000 contributed to the lower balance of nonperforming loans at March 31, 2014. Net loan charge-offs for the quarter ended March 31, 2014 were $11,000, consisting of one-to-four-family loan charge-offs, compared to $97,000 in one-to-four family loan charge-offs for the quarter ended March 31, 2013.

Noninterest income was $837,000 and $1.3 million for the quarters ended March 31, 2014 and

2013, respectively. The decrease in noninterest income was primarily attributable to a decrease of $573,000 in the gain on the sale of loans.

Noninterest expenses were $2.9 million and $3.3 million for the quarters ended March 31, 2014 and March 31, 2013, respectively. Lower expenses in 2014 were mainly due to the lower salary and compensation expenses and costs related to the operation of our Retail Mortgage Banking Division and lower professional fees.

Total assets decreased $3.7 million, or 1.2%, to $301.9 million at March 31, 2014 from $305.6 million at December 31, 2013, partially due to a $2.5 million decrease in loans. Total loans decreased $2.5 million, or 1.3%, to $197.5 million at March 31, 2014, compared to $200.0 million at December 31, 2013. Loans held for sale increased $1.1 million, or 18.0%, to $7.2 million at March 31, 2014. Investments decreased $802,000, or 1.2%, to $65.8 million at March 31, 2014. Cash and cash equivalents decreased $1.8 million, or 11.4%, to $14.0 million at March 31, 2014.

Total liabilities at March 31, 2014 were $262.0 million compared to $265.3 million at December 31, 2013, a decrease of $3.3 million. The decrease in liabilities was primarily due a $2.5 million decrease in deposits. Total stockholders’ equity decreased $403,000, or 1.0%, to $39.9 million at March 31, 2014. The decrease in stockholders’ equity was primarily as the result of the repurchase of shares at a cost of $449,000 during the period.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 91 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

	At March 31,	At December 31,
	2014	2013
(In thousands, except per share data)	(unaudited)	(unaudited)
Financial Condition Data:
Total assets	$301,942	$305,583
Securities available-for-sale	14,916	15,271
Securities held-to-maturity	50,873	51,320
Loans held for sale	7,236	6,143
Loans receivable	181,391	183,428
Covered loans	16,109	16,523
Total loans	197,500	199,951
Less: allowance for loan losses	1,382	1,378
Net loans	196,118	198,573
Cash and cash equivalents	13,960	15,764
Deposits	198,835	201,322
FHLB Advances – long-term	59,000	59,000
Stockholders’ equity	39,897	40,300
Book value per common share	$11.51	$11.48

	At or For the Three Months Ended March 31,
	2014	2013
	(unaudited)
Operating Data:
Interest income	$2,828	$2,552
Interest expense	794	585
Net interest income	2,034	1,967
Provision for loan losses	15	89
Net interest income after provision for loan losses	2,019	1,878
Non-interest income	837	1,306
Non-interest expense	2,894	3,287
Loss before income tax benefit	(38)	(103)
Income tax benefit	(8)	(37)
Net loss	$(30)	$(66)
Basic and diluted earnings per share	$(0.01)	$(0.02)

	At or For the Three Months Ended March 31,
	2014	2013
(In thousands, except per share data)	(unaudited)
Performance Ratios (1):
Return on average assets	(0.04)%	(0.10)%
Return on average equity	(0.30)	(0.64)
Interest rate spread (2)	2.71	3.09
Net interest margin (3)	2.86	3.24
Non-interest expense to average assets	3.81	5.01
Efficiency ratio (4)	100.80	100.43
Average interest-earning assets to average interest-bearing liabilities	113.34	116.41
Average equity to average assets	13.28	15.75

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.70%	1.07%
Allowance for loan losses as a percent of non-performing loans	56.97	39.09
Charge-offs to average outstanding loans during the period	0.01	0.07
Non-performing loans as a percent of total loans	1.23	2.74
Non-performing assets as a percent of total assets	0.80	1.46

(1)	Performance ratios for the three month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800